Capital World Growth and Income Fund

November 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,228,992
Class B	$13,909
Class C	$66,490
Class F1	$86,543
Class F2	$75,715
Total	$1,471,649
Class 529-A	$62,744
Class 529-B	$1,175
Class 529-C	$9,859
Class 529-E	$2,362
Class 529-F1	$2,465
Class R-1	$4,382
Class R-2	$18,571
Class R-2E	-*
Class R-3	$49,375
Class R-4	$51,045
Class R-5	$38,123
Class R-6	$130,499
Total	$370,600

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0100
Class B	$0.6400
Class C	$0.6400
Class F1	$0.9900
Class F2	$1.1200
Class 529-A	$0.9700
Class 529-B	$0.5900
Class 529-C	$0.6200
Class 529-E	$0.8600
Class 529-F1	$1.0700
Class R-1	$0.6600
Class R-2	$0.6700
Class R-2E	$0.2000
Class R-3	$0.8600
Class R-4	$1.0000
Class R-5	$1.1400
Class R-6	$1.1600

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,202,477
Class B	16,430
Class C	96,791
Class F1	80,811
Class F2	87,091
Total	1,483,600
Class 529-A	65,023
Class 529-B	1,612
Class 529-C	15,913
Class 529-E	2,734
Class 529-F1	2,383
Class R-1	6,376
Class R-2	26,287
Class R-2E	5
Class R-3	55,279
Class R-4	47,623
Class R-5	31,507
Class R-6	132,251
Total	386,993

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.87
Class B	$47.61
Class C	$47.34
Class F1	$47.78
Class F2	$47.85
Class 529-A	$47.73
Class 529-B	$47.59
Class 529-C	$47.49
Class 529-E	$47.65
Class 529-F1	$47.78
Class R-1	$47.42
Class R-2	$47.31
Class R-2E	$47.84
Class R-3	$47.57
Class R-4	$47.76
Class R-5	$47.90
Class R-6	$47.89

* Amount less than one thousand